                GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges for the nine months ended September 30, 1998 and the year ended December 31, 1997
                              (Dollars in millions)

                                                                         Nine months
                                                                             ended                 Year ended
                                                                         September 30,            December 31,
                                                                              1998                     1997
                                                                              ----                     ----
Pretax income (loss) from operations:
    Net income (loss)                                                       $(228.7)                   $301.4
    Add income tax expense (benefit)                                          (34.4)                    184.7
    Add extraordinary charge on extinguishment of debt                         11.5                       -
                                                                            -------                    ------

              Pretax income (loss) from operations                           (251.6)                    486.1
                                                                            -------                    ------

Add fixed charges:
    Interest expense on long-term debt                                        160.3                     160.9
    Portion of rental(1)                                                        4.0                       4.4
                                                                            -------                    ------

              Fixed charges                                                   164.3                     165.3
                                                                            -------                    ------
              Adjusted earnings (loss)                                      $ (87.3)                   $651.4
                                                                            =======                    ======

              Ratio of earnings (loss) to fixed charges                      (.53)X                     3.94X
                                                                             ======                    ======
              Ratio of earnings (excluding nonrecurring charge
                of $648.0 million) to fixed charges                           3.41X                     3.94X
                                                                              =====                     =====

    (1)   Interest portion of rental is assumed to be 33 percent.